BlackRock Funds (the "Registrant"): iShares Developed Real Estate Index Fund, iShares Russell Mid-Cap Index Fund, iShares Edge MSCI Min Vol EAFE Index Fund, iShares Edge MSCI Min Vol USA Index Fund, iShares MSCI Asia ex Japan Index Fund, iShares MSCI Developed World Index Fund, iShares Edge MSCI Multifactor Intl Index Fund, iShares Edge MSCI Multifactor USA Index Fund, iShares Russell Small/Mid-Cap Index Fund and iShares Total U.S. Stock Market Index Fund (each, a "Fund")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of the Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Fund Advisors with respect to each Fund

                                                                EXHIBIT 77Q1(E)

                            SUB-ADVISORY AGREEMENT

       AGREEMENT dated as of June 12, 2017, between BlackRock Advisors, LLC, a Delaware limited liability company ("Adviser"), and BlackRock Fund Advisors, a California corporation ("Sub-Adviser").

       WHEREAS, Adviser has agreed to furnish investment advisory services to the series listed on Appendix A hereto (each, a "Portfolio" and collectively, the "Portfolios") of BlackRock Funds/SM/ (the "Fund"), an open-end, management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

       WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser's advisory activities on behalf of the Portfolios;

       WHEREAS, the investment advisory agreement between Adviser and the Fund dated May 13, 2015 (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Portfolios is referred to herein as the "Advisory Agreement") contemplates that Adviser may appoint a sub-adviser to perform investment advisory services with respect to each Portfolio;

       WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

       1. Appointment. Adviser hereby appoints Sub-Adviser to act as sub-adviser with respect to each Portfolio as provided in Section 2 of the Advisory Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

       2. Services of Sub-Adviser. Subject to the oversight and supervision of Adviser and the Fund's Board of Trustees, Sub-Adviser will supervise certain day-to-day operations of each Portfolio and perform the following services:
(i) act as investment adviser for and manage the investment and reinvestment of those assets of the Portfolio as Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Portfolio and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Portfolio; (ii) provide investment research and credit analysis concerning the Portfolio's investments; (iii) assist Adviser in determining what portion of the Portfolio's assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of such investments made for the Portfolio; and
(v) maintain the books and records as are required to support Fund operations (in conjunction with record-keeping and accounting functions performed by Adviser). At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Fund's Board of Trustees, provide to Adviser or the Fund any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement. In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting each Portfolio and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may direct, information concerning the purchase and sale of securities for each Portfolio, including (i) the name of the issuer, (ii) the amount of the purchase or sale,
(iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and
(v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with each Portfolio's investment objective, policies and restrictions as stated in the Portfolio's prospectus and statement of additional information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund's Board of Trustees.

       3. Other Sub-Adviser Covenants. Sub-Adviser further agrees that it:

          (a) will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended and all applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the Amended and Restated Code of Regulations of the Fund as such are amended from time to time;

          (b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Sub-Adviser will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may, subject to the approval of the Fund's Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to each Portfolio and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, PROVIDED that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to each Portfolio and its other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long-term. In no instance, however, will a Portfolio's securities be purchased from or sold to Adviser, Sub-Adviser, the Fund's distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of Sub-Adviser to Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

          (c) will maintain or cause Adviser to maintain books and records with respect to each Portfolio's securities transactions and will furnish Adviser and the Fund's Board of Trustees such periodic and special reports as they may request;

          (d) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Adviser makes investment recommendations for a Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund; and

          (e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of a Portfolio's and the Fund's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

       4. Services Not Exclusive. Sub-Adviser's services hereunder are not deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

       5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Portfolios are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

       6. Expenses. During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder; PROVIDED that the Board of Trustees of the Fund may approve reimbursement to Sub-Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Sub-Adviser who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by Sub-Adviser.

       7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser a fee, computed daily and payable monthly, at the annual rate with respect to each Portfolio set forth on Appendix A attached hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

       For purposes of the fee rates set forth on Appendix A, the net assets of a Portfolio shall be calculated pursuant to the procedures adopted by resolutions of the Fund's Board of Trustees for calculating the value of the Fund's assets or delegating such calculations to third parties.

       If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8(b) of that Agreement, with respect to a Portfolio, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Portfolio to the aggregate fees that would otherwise be paid by the Fund to Adviser under the Advisory Agreement with respect to the Portfolio. Adviser shall inform Sub-Adviser prior to waiving or reimbursing any advisory fees.

       8. Limitation of Liability. Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by a Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

       9. Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated with respect to a Portfolio as provided herein, shall continue in effect with respect to the Portfolio until for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Portfolio for successive periods of 12 months, PROVIDED such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio), or by Adviser or Sub-Adviser on sixty days' written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Fund and Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms in the 1940 Act.)

       10. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

       11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

       12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

       13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

       14. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                             BLACKROCK ADVISORS, LLC

                                             By:  /s/ Neal J. Andrews
                                                  ------------------------------
                                                  Name: Neal J. Andrews
                                                  Title: Managing Director

                                             BLACKROCK FUND ADVISORS

                                             By:  /s/ Neal J. Andrews
                                                  ------------------------------
                                                  Name: Neal J. Andrews
                                                  Title: Managing Director

AGREED AND ACCEPTED
as of the date first set forth above

BLACKROCK FUNDS/SM/

By.  /s/ John Perlowski
     ------------------------------------
     Name: John Perlowski
     Title: President and Chief
     Executive Officer

                                                                     APPENDIX A

                        PORTFOLIOS AND SUB-ADVISORY FEE

Pursuant to Section 7, for that portion of a Portfolio for which the Sub-Adviser acts as sub-adviser, Adviser shall pay a fee to Sub-Adviser equal to a percentage of the advisory fee as set forth below received by the Adviser from the Portfolio with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Adviser, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Adviser.

PORTFOLIO                                                         % OF ADVISORY FEE RATE
---------                                                         ----------------------
BlackRock Developed Real Estate Index Fund.......................                       %
BlackRock Midcap Index Fund......................................                       %
BlackRock Min Vol EAFE Index Fund................................                       %
BlackRock Min Vol USA Index Fund.................................                       %
BlackRock MSCI Asia ex Japan Index Fund..........................                       %
BlackRock MSCI World Index Fund..................................                       %
BlackRock Multifactor International Index Fund...................                       %
BlackRock Multifactor USA Index Fund.............................                       %
BlackRock Short-Term Inflation-Protected Securities Index Fund...                       %
BlackRock Small/Mid Cap Index Fund...............................                       %
BlackRock Total Stock Market Index Fund..........................                       %

                                 Appendix A-1